AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST ________, 1998
                                                      REGISTRATION NO. 333-_____

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                           ________________________
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                            _______________________

                           PRENTISS PROPERTIES TRUST
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                         MARYLAND                                             75-2261588
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)  (I.R.S. EMPLOYER IDENTIFICATION NO.)

                     3890 W. NORTHWEST HIGHWAY, SUITE 400
                              DALLAS, TEXAS 75220
                                (214) 654-0886
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               J. KEVAN DILBECK
                           PRENTISS PROPERTIES TRUST
                     3890 W. NORTHWEST HIGHWAY, SUITE 400
                              DALLAS, TEXAS 75220
                                (214) 654-0886
               (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
              NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPY TO:
                             MR. RANDALL S. PARKS
                               HUNTON & WILLIAMS
                          RIVERFRONT PLAZA, EAST TOWER
                              951 EAST BYRD STREET
                         RICHMOND, VIRGINIA 23219-4074

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT IN LIGHT OF MARKET CONDITIONS AND OTHER FACTORS.

IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. [X]

IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. [_]

IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING: [_]

IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING: [_]

IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434 UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX: [_]

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                                    PROPOSED MAXIMUM          PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF            AGGREGATE AMOUNT         OFFERING PRICE PER        AGGREGATE OFFERING       AMOUNT OF
     SECURITIES TO BE REGISTERED          TO BE REGISTERED               UNIT(1)                  PRICE(1)        REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
Common Shares of Beneficial Interest,
    $.01 par value, per share                2,500,000                  $24.0313                $60,078,250            $17,724

====================================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1993 based on the average of the high and low sales prices reported on the New York Stock Exchange on August 3, 1998.

--------------------------------------------------------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
     Information contained in this Prospectus is subject to completion or amendment. A registration statement relating to these securities had been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus supplement shall not constitute an offer to sell or the solitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              SUBJECT TO COMPLETION, DATED AUGUST ________, 1998

PROSPECTUS
                           PRENTISS PROPERTIES TRUST

                 DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN

                2,500,000 COMMON SHARES OF BENEFICIAL INTEREST

Prentiss Properties Trust (the "Company") hereby offers participation in its Dividend Reinvestment and Share Purchase Plan (the "Plan") to holders of the Company's common shares of beneficial interest, par value $.01 per share ("Common Shares"), holders of the preferred shares of beneficial interest of the Company, par value $.01 per share ("Preferred Shares"), and other interested investors. The Plan offers a convenient and economical method to purchase Common Shares and to reinvest all or a portion of the cash dividends, if any, received with respect to Common or Preferred Shares in additional Common Shares. The Plan also is intended to provide the Company with a cost-efficient and flexible mechanism to raise equity capital because shares issuable under the Plan will be newly issued Common Shares. A glossary of the defined terms used herein appears on pages 21-22. Some of the significant features of the Plan are as follows:

     - Participants may purchase Common Shares by making optional cash investments of $100 to $2,500 in a given month. Optional cash investments of greater than $2,500 may be made only with permission of the Company.

     - Persons who are not presently shareholders of the Company ("Initial Investors") may purchase Common Shares by making an initial optional cash investment of $500 to $2,500. Optional cash investments of greater than $2,500 may be made only with permission of the Company.

     - Participants may purchase Common Shares by reinvesting all or portion of the cash dividends, if any, received on their Common or Preferred Shares.

With respect to reinvested cash dividends and capital cash investments not exceeding $2,500, the price to be paid for each Common Share purchased under the Plan will be the greater of the average of the Daily Prices of one Common Share for the twelve Trading Days in the applicable Investment Period or the Daily Price on the Investment Date. With respect to optional cash investments in excess of $2,500, the price to be paid for each Common Share will be the Daily Price of one Common Share on the applicable Investment Date. Each month, the Company may establish a Discount at a percentage between 0% to 5% applicable to the purchase of Common Shares under the Plan with optional cash investments pursuant to a Request for Waiver. The Discount initially will be set at 2.25%.

Optional cash investments in excess of $2,500 per month may be made only pursuant to an accepted written Request for Waiver. At least three days prior to the applicable Investment Period, the Company (i) will determine whether to establish a Threshold Price and, if a Threshold Price is established, its amount and (ii) may establish a Discount from the market price applicable to shares purchased under the Plan in connection with optional cash investments pursuant to a Request for Waiver, which Discount may be increased or decreased by the Company each month. Those determinations will be made by the Company in its sole discretion after a review of current market conditions, the level of participation in the Plan, and its current and projected capital needs. For each Trading Day of an Investment Period in which the Threshold Price is not satisfied or for each day on which no trades of Common Shares are reported on the New York Stock Exchange, one-twelfth of the total amount of any optional cash investment pursuant to a Request for Waiver will be returned without interest.

A broker, bank or other nominee may reinvest dividends and make optional cash investments on behalf of Beneficial Owners. Optional cash investments submitted by brokerage firms or other nominees on behalf of Participants will be aggregated for purposes of determining whether the $2,500 limit would be exceeded. Purchasers of shares (including brokers or dealers) under the Plan who resell such shares may be deemed to be underwriters.

The Common Shares are quoted on the New York Stock Exchange under the symbol "PP." On August 3, 1998, the closing price of the Common Shares on the New York Stock Exchange was $23.8125 per share. The Company will pay the costs of administration of the Plan, except that Participants will bear the cost of brokerage commissions for resale of Common Shares purchased under the Plan, certain service charges and fees and applicable taxes.

This Prospectus contains a summary of the material provisions of the Plan and should be retained by Participants in the Plan for future reference.

                                 ------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES
              AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR
               ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                 ------------

                THE DATE OF THIS PROSPECTUS IS AUGUST ___, 1998.

                             AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its Regional Offices at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and Suite 1300, 7 World Trade Center, New York, New York 10048, and can also be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees or from the Commission's site on the World Wide Web at http://www.sec.gov.

          This Prospectus is part of a registration statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules of the Commission. For further information, reference is made to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents filed by the Company with the Commission (Commission File No. 001-14516) under the Exchange Act are hereby incorporated by reference in this Prospectus:

          (1) the Company's Annual Report on Form 10-K for the year ended December 31, 1997, filed March 30, 1997;

          (2) the Company's Quarterly Reports on Form 10-Q, for the quarter ended March 31, 1998, filed May 13, 1998;

          (3) the Company's Current Reports on Forms 8-K, filed on January 15, 1998, February 10, 1998, February 17, 1998, February 25, 1998, and July 1, 1998;

          (4) the description of the Common Shares contained in the Company's Registration Statement on Form 8-A, filed on October 17, 1996, under the Exchange Act, including any reports filed under the Exchange Act for the purpose of updating such description; and

          (5) the description of the Series B Preferred Shares contained in the Company's Registration Statement on Form 8-A filed on February 17, 1998, as amended by the Company's Registration Statement of Form 8-A/A filed on March 10, 1998, including any reports filed under the Exchange Act for the purpose of updating such description.


          All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of all of the Offered Securities shall be deemed to be incorporated by reference herein. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in any accompanying Prospectus Supplement relating to a specific offering of any Offered Securities or in any other subsequently filed document, as the case may be, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement.

          The Company will provide on request and without charge to each person to whom this Prospectus is delivered a copy (without exhibits) of any or all documents incorporated by reference into this Prospectus. Requests for such copies should be directed to Prentiss Properties Trust, 3890 W. Northwest Highway, Suite 400, Dallas, Texas, 75220, Attention: Secretary (telephone (214) 654-0886).

                                  THE COMPANY

     The Company is a self-administered and self-managed REIT engaged in the business of owning, managing, acquiring and developing office and industrial properties. The Company operates through Prentiss Properties Acquisition Partners, L.P. (the "Operating Partnership"), of which it is the sole general partner and in which it owns an approximately 95.9% interest, and through Prentiss Properties Limited, Inc., and its affiliates.

     As of June 30, 1998, the Company owned interests in a diversified portfolio of 240 office and industrial properties (the "Properties") containing approximately 22.2 million net rentable square feet. The Properties are located in 19 major U.S. markets and consist of 115 office buildings containing approximately 13.0 million net rentable square feet and 125 industrial buildings containing approximately 9.2 million net rentable square feet. As of June 30, 1998, the Office Properties were approximately 95% leased to 1,142 tenants, and the Industrial Properties were approximately 96% leased to 348 tenants. The Company manages approximately 29.2 million square feet in 256 office and industrial properties that are owned by third parties.

     The Company is a Maryland real estate investment trust. Its executive offices are located at 3890 W. Northwest Highway, Suite 400, Dallas, Texas 75220, and its telephone number is (214) 654-0886.


                            DESCRIPTION OF THE PLAN

     The following describes in question and answer format the provisions of the Company's Dividend Reinvestment and Share Purchase Plan (the "Plan").

PURPOSE

1.   WHAT IS THE PURPOSE OF THE PLAN?

     The purpose of the Plan is to provide registered holders or beneficial owners of Common and Preferred Shares (each, a "Participant") and other interested investors (each, an "Initial Investor") with a convenient and economical method to purchase Common Shares and to reinvest all or a portion of their cash dividends in Common Shares. In addition, the Plan will provide the Company with a cost-efficient and flexible mechanism to raise equity capital through sales of Common Shares under the Plan. Whether significant capital is raised may be affected, in part, by the Company's decision whether or not to permit optional cash investments in excess of $2,500 pursuant to Requests for Waiver. See Question 13 regarding the Company's criteria for granting a Request for Waiver.

PARTICIPATION OPTIONS

2.   WHAT OPTIONS ARE AVAILABLE UNDER THE PLAN?

     Participants and Initial Investors may elect to participate in the Plan. Participants may make optional cash investments to purchase Common Shares, subject to a minimum investment of $100 and a maximum investment of $2,500 per month. Optional cash investments submitted by brokerage firms or other nominees on behalf of Participants will be aggregated for purposes of determining whether the $2,500 limit will be exceeded. Initial Investors may make initial optional cash investments in Common Shares of not less than $500 and not more than $2,500. In certain instances, however, the Company may permit greater optional cash investments. See Question 12 regarding optional cash investments and Question 13 regarding a Request for Waiver. Participants also may elect to have cash dividends, if any, received with respect to all or a portion of their Common and Preferred Shares automatically reinvested in additional Common Shares. A Participant may elect to reinvest dividends, to make optional cash purchases, or both.

3.   WHAT ARE THE BENEFITS AND RESTRICTIONS OF THE PLAN?

     BENEFITS

     Participants may purchase Common Shares pursuant to optional cash investments of not less than $100 and not more than $2,500 (other than pursuant to a Request for Waiver) in any month. Optional cash investments may be made occasionally or at regular intervals, as each Participant desires. The Plan also provides Participants the opportunity to automatically reinvest the cash dividends, if any, received on all or a portion of their Common and Preferred Shares. Participants may make optional cash investments even if they have not elected dividend reinvestment under the Plan.

     Initial Investors may become Participants by making an initial cash investment of not less than $500 and not more than $2,500 (other than pursuant to a Request for Waiver) to purchase Common Shares under the Plan.

     Common Shares purchased by Participants and Initial Investors with optional cash investments pursuant to a Request for Waiver, which, like all Plan shares, will be purchased directly from the Company under the Plan, may be issued at a Discount to the market price; such Discount may vary each month between 0% and 5% at the sole discretion of the Company. See Questions 12 and 13 regarding Optional Cash Investments and Requests for Waiver.

     Participants will avoid the need for safekeeping of certificates for Common Shares credited to their Plan accounts and may submit for safekeeping certificates held by them and registered in their name. See Questions 15 and 16.

     Participants that are registered holders may direct the Administrator to sell or transfer all or a portion of their Common Shares held in their Plan account and therefore may find the Plan an economical way to liquidate their holdings. See Question 17.

     Periodic statements reflecting all current activity in Plan accounts, including purchases, sales and latest balances, will simplify recordkeeping for registered holders. See Question 18.

     RESTRICTIONS

     Participants and Initial Investors may not be able to depend on the availability of a Discount regarding Common Shares acquired under the Plan with optional cash investments pursuant to a Request for Waiver, and such optional cash investments may be subject to the trading price for Common Shares satisfying a minimum price (a "Threshold Price") during the applicable Investment Period. See Question 11 regarding the establishment of a Threshold Price. Any Discount established in any month for the purchase of Common Shares pursuant to a Request for Waiver will not insure the availability of a Discount or the same Discount in future months. Each month the Company may establish a Discount, may not establish a Discount, or may change or eliminate the Discount or set any Threshold Price without prior notice to Participants. Discounts, if any, will not apply either to the purchase of shares pursuant to reinvestment of dividends or to optional cash investments of $2,500 or less (unless part of a larger optional cash investment made pursuant to a Request for Waiver). See Question 13.

     Because of certain tax concerns which the Company has as a REIT, a Request for Waiver will only be considered for investors who certify that they are NOT participating in the dividend reinvestment portion of the plan.

     Execution of sales of Common Shares held in the Plan may be subject to delay. See Questions 12 and 17.

     No interest will be paid on funds held by the Company pending dividend reinvestment or purchase of Common Shares with optional cash investments. See Questions 12 and 13.

     Common Shares deposited in a Plan account may not be pledged until the shares are withdrawn from the

     Plan. See Question 27.

4.   WHO WILL ADMINISTER THE PLAN?

     The Plan will be administered by First Chicago Trust Company of New York or such successor administrator as the Company may designate (the "Administrator"). The Administrator acts as agent for Participants, keeps records of the accounts of Participants, sends regular account statements to Participants, and performs other duties relating to the Plan. Common Shares purchased for each Participant under the Plan will be held by the Administrator and will be registered in the name of such Participant unless and until a Participant requests that a share certificate for all or part of such shares be issued, as more fully described in Question 15. Correspondence with the Administrator should be sent to:

     PRENTISS PROPERTIES TRUST DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN FIRST CHICAGO TRUST
     COMPANY OF NEW YORK
     Mail Suite 4692
     P.O. Box 2534
     Jersey City, NJ 07303-2534
     TELEPHONE:  201-222-4115
     FAX NUMBER: 201-222-4129


PARTICIPATION ELIGIBILITY

5.   WHO IS ELIGIBLE TO PARTICIPATE?

     A "registered holder" (which means a shareholder whose Common or Preferred Shares are registered in the stock transfer books of the Company in his or her name) or a "beneficial owner" (which means a shareholder whose Common or Preferred Shares are registered in the stock transfer books of the Company in a name other than his or her name, for example, in the name of a broker, bank, or other nominee), may participate in the Plan. A registered holder may participate in the Plan directly; a beneficial owner must either become a registered holder by having such shares transferred into his or her name or by making arrangements with his or her broker, bank or other nominee to participate in the Plan on the Participant's behalf. In addition, an Initial Investor may participate in the Plan by making an initial optional cash investment in Common Shares of not less than $500 or more than $2,500. In certain circumstances, however, the Company may permit greater optional cash investments. See Question 6 regarding enrollment and Question 13 regarding a Request for Waiver.

     The right to participate in the Plan is not transferable to another person apart from a transfer of the underlying shares. The Company reserves the right to exclude from participation in the Plan persons who use the Plan to engage in short-term trading activities that cause aberrations in the trading volume of Common Shares. In addition, the Company reserves the right, but not the obligation, to treat optional cash investments submitted on forms reflecting Participants with the same name, address or social security or taxpayer identification number as a single investment for purposes of determining whether the $2,500 limit would be exceeded.

     Participants residing in jurisdictions in which their participation in the Plan would be unlawful will not be eligible to participate in the Plan.

ENROLLMENT

6. HOW DOES AN ELIGIBLE HOLDER OF COMMON SHARES OR ANY OTHER INITIAL INVESTOR ENROLL IN THE PLAN AND BECOME A PARTICIPANT?

     Each eligible registered holder of Common or Preferred Shares may enroll in the Plan and become a Participant by completing and signing an Authorization and Enrollment Form (enclosed herein) and returning it to the Administrator at the address set forth in Question 4. An Authorization and Enrollment

     Form may also be obtained at any time upon request from the Administrator at the same address. If shares are registered in more than one name (e.g., joint tenants, trustees), all registered holders of such shares must sign the Authorization and Enrollment Form exactly as their names appear on the account registration.

     Eligible Beneficial Owners must instruct their brokers, banks or other nominees in whose name their shares are held to participate in the Plan on their behalf. If a broker, bank or other nominee holds shares through a securities depository, such broker, bank or other nominee may also be required to provide a Broker and Nominee Form (a "B/N Form") to the Administrator in order to participate in the optional cash investment portion of the Plan. Optional cash investments submitted by brokerage firms or other nominees on behalf of Participants, whether on the same B/N Form or different B/N Forms, will be aggregated for purposes of determining whether the $2,500 limit will be exceeded. See Questions 12 and 13.

     An Initial Investor may join the Plan by signing an Authorization and Enrollment Form and forwarding it, together with its initial investment, to the Administrator at the address set forth in Question 4. See Question 12 regarding initial optional cash investments.

7.   WHAT DOES THE AUTHORIZATION AND ENROLLMENT FORM PROVIDE?

     The Authorization and Enrollment Form will appoint the Administrator as agent for the Participant and direct the Administrator to apply optional cash investments (transmitted with the Authorization and Enrollment Form as well as optional cash investments subsequently submitted) to the purchase on such Participant's behalf of full and fractional Common Shares in accordance with the Plan.

     With respect to dividends, the Authorization and Enrollment Form will appoint the Administrator as agent for the Participant and direct the Company to pay to the Administrator the Participant's cash dividends, if any, on all or a specified number of Common and/or Preferred Shares owned by the Participant on the applicable record date and designated by the Participant to be included in the Plan and to reinvest, at the Participant's discretion, cash dividends, if any, on whole and fractional shares that have been credited to the Participant's account pursuant to dividend reinvestment or optional cash investment ("Plan Shares"). Cash dividends, if any, will continue to be reinvested with respect to the number of Common and Preferred Shares (including Plan Shares) designated on the Authorization and Enrollment Form until the Participant specifies otherwise in writing or terminates participation in the Plan or until the Plan is terminated.

     The Authorization and Enrollment Form provides for the purchase of Common Shares through the following investment options:

     (1)  "FULL DIVIDEND REINVESTMENT"

          This option directs the Administrator to invest in accordance with the Plan all cash dividends, if any, on all Common and Preferred Shares then or subsequently registered in the Participant's name. This option also permits the Participant to make optional cash investments and directs the Administrator to apply such investments towards the purchase of Common Shares in accordance with the Plan.

     (2)  "PARTIAL DIVIDEND REINVESTMENT"

          This option directs the Administrator to invest in accordance with the Plan all cash dividends, if any, on a specified number of Common and Preferred Shares then registered in the Participant's name and so designated in the appropriate space on the Authorization and Enrollment Form. If this option is selected, the Participant will continue to receive cash dividends, if any, in the usual manner on all Common and Preferred Shares that have not been designated for participation in the Plan. This option also permits the Participant to make optional cash investments and directs the Administrator to apply such investments towards the purchase of Common Shares in accordance with the Plan.

     (3)  "OPTIONAL CASH INVESTMENTS ONLY"

          This option permits a Participant to make optional cash investments and directs the Administrator to apply such investments towards the purchase of Common Shares in accordance with the Plan. If this option is selected, unless the Participant designates such additional shares for participation in the Plan, the Participant will continue to receive cash dividends, if any, on all shares registered in his or her name in the usual manner, and the Administrator will apply only optional cash investments received from the Participant towards the purchase of Common Shares.

     Any one of the above three options may be selected. In each case, cash dividends, if any, will be reinvested on all shares designated for participation in the Plan until the Participant specifies otherwise or withdraws from the Plan altogether, or until the Plan is terminated.

     Any Participant who returns a properly executed Authorization and Enrollment Form to the Administrator without electing an investment option will be enrolled as having selected Full Dividend Reinvestment.

8.   WHEN WILL PARTICIPATION IN THE PLAN BEGIN?

     A Participant who has properly completed and submitted an Authorization and Enrollment Form may submit an optional cash investment to purchase shares under the Plan with such Authorization and Enrollment Form. Thereafter, optional cash investments may be made at any time, but not more frequently than once each month, through the use of the appropriate forms sent to Participants with each periodic statement. Payments received by the Administrator by 12:00 (Noon) Central Time on the last business day prior to the first day of an Investment Period (as defined in Question ll) will be used to purchase shares on the applicable Investment Date (as defined below).

     If a properly completed Authorization and Enrollment Form requesting reinvestment of dividends is received by the Administrator on or before the record date, if any, established by the Company's Board of Trustees for a particular cash dividend, that dividend will be used to purchase Common Shares for the Participant on the next applicable Investment Date following the dividend payment date. If an Authorization and Enrollment Form is received from a Participant after the record date established for a particular dividend, the reinvestment of dividends will begin with respect to dividends paid following the next dividend record date. For a discussion of the price to Participants of the Common Shares purchased under the Plan and the limitations on optional cash investments, see Questions 11 and 13, respectively.

     The dates on which optional cash investments are to be invested and any dividends are to be reinvested are herein collectively referred to as the "Investment Dates." With respect to the reinvestment of dividends and the investment of optional cash investments not exceeding $2,500, the Investment Date will be the last Trading Day of the Investment Period.
     With respect to optional investments in excess of $2,500 pursuant to a Request for Waiver which has been granted by the Company, each Trading Day of the Investment Period will be an Investment Date with respect to 1/12 of such optional cash investment. A "Trading Day" means a day on which trades in Common Shares are reported on the New York Stock Exchange ("NYSE").
     See Schedule A hereto for listing of key dates over the next two years with respect to Optional Cash Investments.

     No interest will be paid on optional cash investments or cash dividends pending investment in Common Shares.

     Participants and Initial Investors may enroll in the Plan at any time. Once enrolled, a Participant will remain enrolled until the Participant discontinues participation or until the Company terminates the Plan. See Question 19 regarding withdrawal from the Plan and Question 26 regarding termination of the Plan.

PURCHASES

9.   WHEN WILL SHARES BE ACQUIRED UNDER THE PLAN?

     Dividends, if any, and optional cash investments will be reinvested or invested, as the case may be, on the Investment Date, as defined herein. The "Investment Period" is a period of twelve Trading Days, where, in the case of optional cash investments not exceeding $2,500 and reinvested dividends, the last Trading Day of the Investment Period is the relevant Investment Date and where, in the case of optional cash investments exceeding $2,500 pursuant to a Request for Waiver which has been granted by the Company, each Trading Day of the Investment Period is an Investment Date with respect to 1/12 of such optional cash investment. Accordingly, for optional cash investments not exceeding $2,500 and reinvested dividends, the entire investment will be made on the Investment Date which is the last Trading Day of the Investment Period. For optional cash investments exceeding $2,500 pursuant to a Request for Waiver which has been granted by the Company, 1/12 of the investment will be made on each Investment Date of the Investment Period. Optional cash investments must be received by 12:00 (noon) central time on the last business day prior to the first day of the applicable Investment Period in order to be invested with that month's investment. Any funds received after the deadline will be invested with the next monthly investment. No interest will be paid on any funds held by the Administrator between Investment Dates. Accordingly, participants are urged to time their optional cash investments so that they will be received by the Administrator shortly before, but not after, the deadline or to enroll in the Automatic Funds Transfer Option which assures the most timely transfer of funds to the Administrator. See Schedule A for key dates over the next two years with respect to Optional Cash Investments.

10.  WHAT IS THE SOURCE OF COMMON SHARES TO BE PURCHASED UNDER THE PLAN?

     Optional cash investments and dividends reinvested through the Plan will be used to purchase Common Shares directly from the Company from authorized but unissued shares.

11.  WHAT WILL BE THE PRICE OF COMMON SHARES PURCHASED UNDER THE PLAN?

     The price to Participants and Initial Investors of each Common Share purchased with optional cash investments not exceeding $2,500 or with cash dividends will be the greater of (i) the average of the Daily Prices (defined below) of a Common Share for the twelve Trading Days in the applicable Investment Period and (ii) the Daily Price for a Common Share on the Investment Date. In the case of an optional cash investment exceeding $2,500 approved by the Company pursuant to a Request for Waiver, the purchase price of Common Shares purchased on each Investment Date in the relevant Investment Period with 1/12 of such optional cash investment will be the average of the Daily Price for the relevant Investment Date, less any applicable Discount. The Company may establish a Discount of 0% to 5% applicable to the purchase of Common Shares under the Plan pursuant to a Request for Waiver. The Discount will not apply to shares purchased pursuant to the dividend reinvestment feature of the Plan or to optional cash investments of $2,500 or less. See Question 13. The period encompassing the first twelve Trading Days of each calendar month constitutes the relevant "Investment Period" for that particular month. See Schedule A for a list of Investment Periods over the next two years. The Daily Price for a Trading Day will be the average of the high and low trading prices of the Common Shares on that day on the NYSE, rounded to three decimal places.

     The Company may, in its sole discretion, establish for any given Investment Period a minimum price (the "Threshold Price") that the Daily Price must meet in order to consider such Daily Price in the determination of the purchase price for Common Shares purchased with optional cash investments pursuant to a Request for Waiver. Any such Threshold Price will be a stated dollar amount established by the Company at least three Trading Days prior to the commencement of each Investment Period. In addition, a portion of each optional cash investment will be returned for each Trading Day of an Investment Period in which the Threshold Price is not satisfied. The returned amount will equal 1/12 of the total amount of such optional cash investment (not just the amount exceeding $2,500) for each Trading Day that the Threshold Price is not satisfied. See Question 13 for information on the determination and application of a "Threshold Price."

12.  HOW ARE OPTIONAL CASH INVESTMENTS MADE?

     All registered holders, including brokers, banks and nominees with respect to shares registered in their name on behalf of beneficial owners, that have submitted signed Authorization and Enrollment Forms are eligible to make optional cash investments at any time.

     A broker, bank or nominee, as holder on behalf of a beneficial owner, may utilize an Authorization and Enrollment Form for optional cash investments unless it holds the shares in the name of a securities depository. In that event, the optional cash investment must be accompanied by a Broker and Nominee Form ("B/N Form").

     The B/N Form provides the sole means by which a broker, bank or other nominee holding shares on behalf of beneficial owners in the name of a securities depository may make optional cash investments on behalf of such beneficial owners. In such case, the broker, bank or other nominee must use a B/N Form for transmitting optional cash investments on behalf of the beneficial owners. A B/N Form must be delivered to the Administrator at the address specified in Question 4 each time that such broker, bank or other nominee transmits optional cash investments on behalf of the beneficial owners. B/N Forms will be furnished by the Administrator upon request.

     Initial Investors also are eligible to make such an initial investment in Common Shares through an optional cash investment by submitting Authorization and Enrollment Forms and funds representing their desired initial investment.

     The Administrator will apply all optional cash investments, for which good funds are received on or before 12:00 (Noon) Central Time on the business day immediately preceding the first day of the Investment Period, to the purchase of Common Shares on the Investment Dates in the next following Investment Period. All optional cash investments are subject to collection by the Administrator for full face value in U.S. dollars.

     There is no obligation to make an optional cash investment at any time, and the amount of such investments may vary from time to time.

     Optional cash investments and initial cash investments must be received by the Administrator no earlier than the 23rd day of the calendar month immediately preceding the applicable Investment Period and no later than 12:00 (Noon) Central Time on the business day immediately preceding the relevant Investment Period in order to be invested. If an investor wishes to make an optional cash investment in excess of $2,500, the investor must submit a Request for Waiver to the Company on or before 12:00 (Noon) Central Time two business days preceding the first day of the applicable Investment Period. See Schedule A for a list of the beginning and ending dates of the Investment Periods over the next two years. Because of certain tax concerns which the Company has as a REIT, a Request for Waiver may only be considered for investors who certify that they are NOT participating in the dividend reinvestment component of the Company's plan. A Request for Waiver should be directed to the Chief Financial Officer of the Company at (214) 654-0886, or at such other number as may be established by the Company from time to time. Optional cash investments exceeding $2,500 must be received (together with the written approval of the Company waiving the $2,500 limitation) by the Administrator no later than 12:00 (Noon) Central Time on the business day immediately preceding the related Investment Period in order for such funds to be invested on the related Investment Dates. Otherwise, the optional cash investment or initial cash investment amount will be returned automatically by the Administrator to the participant as soon as is practicable. Furthermore, upon a Participant's or Initial Investor's written request received by the Administrator no later than two business days prior to the Investment Period, a timely optional cash investment or initial cash investment not already invested under the Plan will be canceled or returned to the participant, as appropriate. However, in the latter event, no refund of a check or money order will be made until the funds have been actually received by the Administrator. Accordingly, such refunds may be delayed by up to three weeks.

     No interest will be earned on optional cash investments or dividends held pending investment nor on amounts to be refunded. The Company suggests therefore that any optional cash investment should be sent so as to reach the Administrator as close as possible to the first business day preceding the first day of the applicable Investment Period. Any questions regarding these dates should be directed to the Administrator at the address or telephone number set forth in Question 4.

     Participants and Initial Investors should be aware that since investments under the plan are made as of specified dates, a Participant or Initial Investor may lose any advantage that otherwise might be available from being able to select the timing of an investment. Neither the Company nor the Administrator can assure a profit or protect against a loss on shares purchased under the Plan.

     All optional cash investments made by check should be made payable to FIRST CHICAGO TRUST -- PRENTISS PROPERTIES TRUST and mailed to the Administrator at the address listed in Question 4. Any checks not drawn on a United States bank or not payable in United States dollars will be returned, as will any third party checks. Other forms of payment, such as wire transfers, may be made, but only if approved in advance by the Administrator. Inquiries regarding other forms of payments and all other written inquiries should be directed to the Administrator at the address listed in Question 4.

13.  WHAT LIMITATIONS APPLY TO OPTIONAL CASH INVESTMENTS?

     MINIMUM/MAXIMUM LIMITS. Optional cash investments made by Participants are subject to a minimum of $100 and a maximum of $2,500 per month (except as noted below), and optional cash investments made by Initial Investors are subject to a minimum initial investment of $500 and a maximum of $2,500 (except as noted below). See Question 8 regarding the determination of Investment Dates for optional cash investments. Optional cash investments of less than the allowable monthly minimum amount and that portion of any optional cash investment that exceeds the allowable monthly maximum amount will be returned promptly, except as noted below, without interest. Optional cash investments submitted by brokerage firms or other nominees on behalf of Participants, whether on the same B/N Form or different B/N Forms, will be aggregated for purposes of determining whether the $2,500 limit will be exceeded. In addition, the Company reserves the right to treat optional cash investments submitted on forms reflecting Participants or Initial Investors with the same name, address or social security or taxpayer identification number as a single investor for purposes of determining whether the $2,500 limit would be exceeded.

     REQUEST FOR WAIVER. Optional cash investments in excess of $2,500 per month may be made only pursuant to a request for waiver (a "Request for Waiver") accepted by the Company. Because of certain tax concerns which the Company has as a REIT, a Request for Waiver will only be considered for investors who certify that they are NOT participating in the dividend reinvestment component of the Plan. Participants and Initial Investors who wish to submit an optional cash investment in excess of $2,500 for any Investment Period, including those whose proposed investments have been aggregated so as to exceed $2,500 as described above, must obtain the prior written approval of the Company and a copy of such written approval must accompany any such optional cash investment. See Question 12. A Request for Waiver should be directed to the Chief Financial Officer of the Company at (214) 654-0886, or at such other number as may be established by the Company from time to time, and must be received by the Company on or before 12:00 (Noon) Central Time two business days preceding the applicable Investment Period. The Company has sole discretion to grant any approval for optional cash investments in excess of $2,500.

     In deciding whether to approve a Request for Waiver, the Company will consider relevant factors including, but not limited to, the Company's need for additional funds, the attractiveness of obtaining such additional funds through the sale of Common Shares as compared to other sources of funds, the purchase price likely to apply to any sale of Common Shares, and the aggregate amount of optional cash investments in excess of $2,500 for which Requests for Waiver have been submitted by all Participants and Initial Investors. If Requests for Waiver are submitted for any Investment Period for an aggregate amount in excess of the amount the Company is then willing to accept, the Company, in its sole discretion, may honor the requests of Initial Investors before it honors the requests of Participants. However, if the Company decides to grant the Request for Waiver of any Participant for an Investment Period, the Company will honor all Requests for Waiver from Participants pro rata for such Investment Period.

     The Company reserves the right to modify, suspend or terminate participation in the Plan by otherwise eligible Participants for any reason whatsoever including elimination of practices that are not consistent with the purposes of the Plan.

     THRESHOLD PRICE WITH RESPECT TO OPTIONAL CASH INVESTMENTS MADE PURSUANT TO REQUESTS FOR WAIVER. The Company may establish for any Investment Period a Threshold Price applicable to optional cash investments made pursuant to Requests for Waiver. At least three Trading Days prior to the first day of the applicable Investment Period, the Company will determine whether to establish a Threshold Price and if a Threshold Price is established, its amount, and will so notify the Administrator. This determination will be made by the Company in its sole discretion after a review of current market conditions, the level of participation in the Plan, and current and projected capital needs. Participants may ascertain whether a Threshold Price has been set or waived for any given Investment Period by telephoning the Company at (214) 654-0886 or at such other number as may be established by the Company from time to time.

     If established for any Investment Period, the Threshold Price will be stated as a dollar amount that the Daily Price for each Trading Day of the relevant Investment Period must equal or exceed. In the event that the Threshold Price is not satisfied for a Trading Day in the Investment Period, then no investment will occur on that Investment Date.

     In addition, a portion of each optional cash investment will be returned for each Trading day of an Investment Period in which the Threshold Price is not satisfied. The returned amount will equal 1/12 of the total amount of such optional cash investment (not just the amount exceeding $2,500) for each Trading Day that the Threshold Price is not satisfied. Thus, for example, if the Threshold Price is not satisfied for three of the twelve Trading Days in an Investment Period, 3/12 (i.e., 25%) of such optional cash investment will be returned to the Participant by check (or wire transfer, if payment was received by wire transfer) without interest.

     The establishment of a Threshold Price and the possible return of a portion of the investment applies only to optional cash investments made pursuant to a Request for Waiver but applies to the entire amount thereof, including the first $2,500. Setting a Threshold Price for an Investment Period shall not affect the setting of a Threshold Price for any subsequent Investment Period. For any particular month, the Company may waive its right to set a Threshold Price by failing to set such a price at least three Trading Days prior to the first day of the Investment Period. Unlike the procedure for establishing a Discount, if the Company fails to set a Threshold Price for any Investment Period, the Threshold Price for the previous Investment Period will not continue to apply in the current Investment Period.
     Neither the Company nor the Administrator shall be required to provide any written notice to Participants as to the Threshold Price for any Investment Period. Participants may, however, ascertain whether a Threshold Price has been set or waived for any given Investment Period by telephoning the Company at (214) 654-0886 or at such other number as may be established by the Company from time to time.

     DISCOUNT. Each month, at least three Trading Days prior to the first day of the applicable Investment Period, the Company may establish a discount from the Daily Price applicable to shares purchased under the Plan with optional cash investments made pursuant to a Request for Waiver. Such discount (the "Discount") may be between 0% and 5% of the purchase price. The Discount initially will be 2.25%. The Company may change the amount of the Discount prior to each Investment Period in its sole discretion after a review of current market conditions, the level of participation in the Plan, and current and the Company's projected capital needs. If the Company does not affirmatively change the Discount at least three Trading Days prior to the first day of the applicable Investment Period, the Discount will remain the same as it was for the previous month. Participants may obtain the Discount applicable to the next Investment Period by telephoning the Company at
     (214) 654-0886 or at such other number as may be established by the Company from time to time. Discounts apply only to shares purchased in connection with optional cash investments made pursuant to a Request for Waiver, and apply to the entire amount thereof, including the first $2,500.


14.  WHAT IF A PARTICIPANT HAS MORE THAN ONE ACCOUNT?

     For the purpose of the limitations discussed in Question 13, the Company reserves the right to aggregate all optional cash investments for Participants with more than one account using the same name, address or social security or taxpayer identification number. For Participants unable to supply a social security or taxpayer identification number, participation may be limited by the Company to only one Plan account. Also for the purpose of such limitations, all Plan accounts that the Company believes to be under common control or management or to have common ultimate beneficial ownership may be aggregated. In the event the Company exercises its right to aggregate investments and the result would be an investment in excess of $2,500 without an approved Request for Waiver, the Company will return, without interest, as promptly as practicable, any amounts in excess of the investment limitations.

CERTIFICATES

15.  WILL CERTIFICATES BE ISSUED FOR SHARE PURCHASES?

     All shares purchased pursuant to the Plan will be held in "book entry" form through accounts maintained by the Administrator. This service protects against the loss, theft, or destruction of certificates evidencing shares. Upon written request of a Participant or upon withdrawal of a Participant from the Plan or upon the termination of the Plan, the administrator will have certificates issued and delivered for all full shares credited to that Participant's account. Certificates will be issued only in the same names as those enrolled in the Plan. In no event will certificates for fractional shares be issued. See Questions 16 and 17.

16. MAY A PARTICIPANT ADD SHARES TO HIS OR HER ACCOUNT BY TRANSFERRING SHARE CERTIFICATES THAT THE PARTICIPANT POSSESSES?

     Any Participant may send to the Plan for safekeeping all Common and Preferred Share certificates which such Participant holds. Certificates forwarded to the Administrator by registered mail will be automatically covered by an Administrator blanket bond up to the first $250,000 of value. The safekeeping of shares offers the advantage of protection against loss, theft or destruction of certificates as well as convenience, if and when shares are sold through the Plan. All shares represented by such certificates will be kept for safekeeping in "book entry" form and combined with any full and fractional shares then held by the Plan for the Participant.

     To deposit certificates for safekeeping under the Plan, a Participant must be enrolled in the Plan. Share certificates as well as all written inquiries about the safekeeping service should be directed to the Administrator at the address listed in Question 4.

     Shares deposited for safekeeping may be withdrawn by the Participant by submitting a written request to the Administrator.

SALE OF COMMON SHARES

17.  CAN PARTICIPANTS SELL SHARES HELD UNDER THE PLAN?

     Participants may request that all or a portion of the Common or Preferred Shares held in their accounts by the Plan (including shares held for safekeeping) be sold. Following receipt of written instructions from a Participant, the Administrator will sell, through an independent broker or institution, those shares as soon as practicable and will remit a check for the proceeds of such sale, less applicable brokerage charges, trading fees, service charges and any taxes. Shares to be sold will be aggregated by the Administrator and generally sold once per week at then current market prices in transactions carried out through one or more brokerage firms. This procedure for selling shares may be particularly attractive to holders of small amounts of shares because the Plan can combine odd lots and small numbers of shares into larger blocks to be sold, and thereby take advantage of lower trading fees that otherwise might not be available to individual Participants upon the sale of their shares. The initial trading fee for sales of shares will be $15.00 per transaction plus $.12 per share. See Question 23.


REPORTS

18.  WHAT REPORTS WILL BE SENT TO PARTICIPANTS IN THE PLAN?

     Unless a Participant participates in the Plan through a broker, bank or nominee, each Participant will receive from the Administrator a detailed statement of the Participant's account following each dividend payment and account transaction. These detailed statements will show total cash dividends received, if any, total optional cash investments received, total shares purchased (including fractional shares), price paid per share, and total shares held in the Plan. These statements should be retained by the Participant to determine the tax basis for shares purchased pursuant to the Plan. Any Participant that participates in the Plan through a broker, bank or nominee should contact such party for such a statement.

WITHDRAWAL

19.  HOW MAY PARTICIPANTS WITHDRAW FROM THE PLAN?

     Except as set forth below, a Participant may terminate enrollment in the Plan by giving written notice to the Administrator no later than two days prior to the first day of the next Investment Period, and thereafter all cash dividends, if any, on shares owned by such Participant will be sent to the Participant. See Question 17. In the event that a purchase of shares on behalf of a Participant pursuant to the Plan is pending, such Participant may not terminate enrollment until after the last Investment Date relating to such Investment Period. Any fractional shares held in the Plan at the time of termination will be converted to cash on the basis of the then current market price of the Common Shares. If a Participant's Plan account balance falls below one full share, the Administrator reserves the right to liquidate the fractional share and remit the proceeds, less any applicable fees, to the Participant at its address of record.

TAXES

20.  WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATING IN THE PLAN?

     In the case of Common Shares purchased by the Plan Administrator pursuant to the reinvestment feature of the Plan, Participants will be treated for federal income tax purposes as having received, on the distribution payment date, a distribution in an amount equal to the amount of the cash distribution that was reinvested. Such distribution will be taxable as a dividend to the extent of the Company's current and accumulated earnings and profits. To the extent the distribution exceeds the Company's current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in a Participant's shares, and the distribution in excess of a Participant's tax basis will be taxable as gain realized from the sale of its shares. A Participant's tax basis in Common Shares acquired with reinvested dividends will be equal to the amount of the cash distribution that was reinvested to purchase the Common Shares.

     It is not entirely clear under current law how purchases of Common Shares pursuant to the optional cash investment feature of the Plan should be treated for federal income tax purposes. The tax treatment of the purchase of Common Shares by a Participant pursuant to an optional cash investment will differ depending on whether the Participant is participating in the dividend reinvestment feature of the Plan. The Company currently intends to take the position for tax reporting purposes that Participants that are not participating in the dividend reinvestment feature of the Plan and Initial Investors will not be treated for federal income tax purposes as having received a distribution from the Company upon the purchase of Common Shares with optional cash investments. For those Participants and Initial Investors, the tax basis in the Common Shares purchased will equal the amount paid for such shares. However, the Company currently intends to take position for tax reporting purposes that Participants that participate in the dividend reinvestment future of the Plan will be treated for federal income tax purposes as having received a distribution from the Company upon the purchase of Common Shares with optional cash investments in an amount equal to the excess, if any, of (i) the Daily Price of a Common Share on the Investment Date (the "Tax FMV"), multiplied by the number of Common Shares (including any fractional share) purchased, over (ii) the purchase price of such Common Shares, taking into account any Discount, and that any such distribution will be treated as a taxable dividend to the extent of the Company's current and accumulated earnings and profits. The Company currently intends to take the position for tax reporting purposes that such Participants that participate in the dividend reinvestment feature of the Plan will receive a tax basis in Common Shares acquired with optional cash investments equal to the greater of the Tax FMV or the purchase price of the shares. Participants and Initial Investors are encouraged to consult with their own tax advisors with regard to the federal income tax treatment of optional cash purchases.

     The holding period for Common Shares acquired pursuant to the Plan will begin on the day following the Investment Date. A share consisting of fractional shares purchased on different Investment Dates will have a split holding period, with the holding period for each fractional component beginning the day after the Investment Date on which it was purchased.
     When a Participant receives certificates for whole shares credited to the Participant's account under the Plan, the Participant will not realize any taxable income. However, a Participant that receives a cash adjustment for a fraction of a share will realize gain or loss with respect to such fraction. Gain or loss also will be realized by the Participant whenever whole shares are sold, either pursuant to the Participant's request, upon withdrawal from the Plan or after withdrawal from the Plan. The amount of such gain or loss will be the difference between the amount that the Participant receives for the shares (including any fractional share) and the tax basis of the Participant in the shares.

     THE FOREGOING IS ONLY A SUMMARY OF THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN AND DOES NOT CONSTITUTE TAX ADVICE. THIS SUMMARY DOES NOT REFLECT EVERY POSSIBLE OUTCOME THAT COULD RESULT FROM PARTICIPATION IN THE PLAN AND, THEREFORE, PARTICIPANTS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES APPLICABLE TO THEIR PARTICULAR SITUATIONS.

OTHER PROVISIONS

21. WHAT HAPPENS IF A PARTICIPANT SELLS OR TRANSFERS SHARES OR ACQUIRES ADDITIONAL SHARES?

     If a Participant has elected to have dividends automatically reinvested in the Plan and subsequently sells or transfers all or any part of the shares registered in the Participant's name, automatic reinvestment will continue as long as shares are registered in the name of the Participant or held for the Participant by the Administrator or until termination of enrollment. Similarly, if a Participant has elected the "Full Dividend Reinvestment" option under the Plan and subsequently acquires additional shares registered in the Participant's name, dividends paid on such shares will automatically be reinvested until termination of enrollment. If, however, a Participant has elected the "Partial Dividend Reinvestment" option and subsequently acquires additional shares that are registered in the Participant's name, dividends paid on such shares will not be automatically reinvested under the Plan. See Question 7. Participants may, however, change their dividend reinvestment elections by submitting new Enrollment Forms.

22.  HOW WILL A PARTICIPANT'S SHARES BE VOTED?

     For any meeting of shareholders, each Participant will receive proxy materials in order to vote all shares held by the Plan for the Participant's account. All shares will be voted as designated by the Participant or may be voted in person at the meeting of shareholders.

23.  WHO PAYS THE EXPENSES OF THE PLAN?

     There is no fee for enrolling in the program. Participation is voluntary and a Participant may discontinue its participation at any time. However, there are fees associated with the Plan and the Administrator's services. Shares for the Plan will be purchased directly from the Company. Except as provided below, there will be no trading fees or service charges in connection with purchases of shares by current shareholders. In addition, Participants that request the sale of any of their shares held in the Plan must pay a fee initially equal to $15.00 per transaction plus $.12 per share plus any applicable taxes and brokerage charges. The Administrator may effect any sale of shares for the Plan through a broker-dealer, in which case such broker-dealer will receive a commission for effecting such transactions. The Administrator may also charge Participants for additional services not provided under the Plan or where specified charges are indicated. Any fees may be changed by the Administrator at any time, without notice to Participants. Participants may obtain a current listing of all applicable administrative fees by contacting the Administrator at the address or telephone number listed in Question 4 above. Brokers or nominees that participate on behalf of beneficial owners for whom they are holding shares may also charge such beneficial owners fees in connection with such participation, for which neither the Administrator nor the Company will be responsible. The table below provides certain information with regard to fees paid by the Participant on certain transactions.

        INVESTOR PAID FEES
        ------------------

        PURCHASES
        Initial purchase for non-shareholders.......................  $10.00 per initial purchase
        Voluntary cash purchases....................................  $5.00 per purchase by check
        Automatic fund transfer (ACH) debit for purchases...........  $2.00 per purchase by ACH

        REINVESTMENT
        Reinvestment of dividends each quarter will be charged to the shareholder at the rate of 5% of the investing amount, with a maximum charge of $3.00 per quarter.

        SALES
        Sales are charged $15.00 per transaction, plus $0.12 per share sold.


24. WHAT ARE THE RESPONSIBILITIES OF THE COMPANY AND THE ADMINISTRATOR UNDER THE PLAN?

     Neither the Company nor the Administrator will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claims of liability arising out of a failure to terminate a Participant's account upon such Participant's death or adjudication of incompetence prior to the receipt of notice in writing by the Company or the Administrator of such death or adjudication of incompetence, the prices at which shares are purchased for the Participant's account, the times when purchases are made or fluctuations in the market value of the Common Shares. Neither the Company nor the Administrator has any duties, responsibilities or liabilities except those expressly set forth in the Plan.

     Participants should recognize that the Company cannot assure profit or protect against a loss on the shares purchased by a Participant under the Plan.

25.  WHAT HAPPENS IF THE COMPANY ISSUES A SHARE DIVIDEND OR DECLARES A SHARE
     SPLIT?

     Any shares distributed by the Company as a result of a share dividend or a share split on shares held under the Plan for a Participant will be credited to the Participant's account.

26. IF THE COMPANY HAS A RIGHTS OFFERING RELATED TO THE COMMON SHARES, HOW WILL A PARTICIPANT'S ENTITLEMENT BE COMPUTED?

     A Participant's entitlement in a rights offering related to the Common Shares will be based upon the number of whole shares credited to the Participant's account. Rights based on a fraction of a share credited to a

     Participant's Plan account will be sold for that account and the net proceeds will be invested as an optional cash payment on the next Investment Date. In the event of a rights offering, transaction processing may be curtailed or suspended by the Administrator for a short period of time following the record date for such action to permit the Administrator to calculate the rights allocable to each account.

27.  MAY SHARES IN A PARTICIPANT'S ACCOUNT BE PLEDGED?

     No shares credited to a Participant's account may be pledged and any such purported pledge will be void. If a Participant wishes to pledge shares, those shares must be withdrawn from the Plan. See Question 19.

28. MAY A PARTICIPANT TRANSFER ALL OR A PART OF THE PARTICIPANT'S SHARES HELD IN THE PLAN TO ANOTHER PERSON?

     A Participant who is not an affiliate of the Company may transfer or give gifts of shares to anyone by contacting the Administrator and requesting a Gift/Transfer Form. A notice indicating the deposit of shares will be forwarded to the recipient. A Participant who is not an affiliate of the Company may also transfer all or a portion of his or her shares into an account established for another person within the Plan. In order to effect such a "book-to-book" transfer, the transferee must complete an Authorization and Enrollment Form to open a new account within the Plan. (See Question 7) . The Authorization and Enrollment Form should be sent to the Administrator along with a written request to effect the "book-to-book" transfer indicating the number of shares to be transferred to the new account.

     Participants who are affiliates of the Company and who wish to transfer shares in his or her account should call the Corporate Secretary of the Company at (214) 654-0886.

29.  MAY THE PLAN BE CHANGED OR TERMINATED?

While the Plan is intended to continue indefinitely, the Company reserves the right to amend, modify, suspend or terminate the Plan at any time. Participants will be notified in writing of any modifications made to the Plan.

                                USE OF PROCEEDS

The Company intends to contribute the net proceeds of the sale of the Common Shares offered hereby to the Operating Partnership in exchange for an equal number of units of limited partnership interest in the Operating Partnership. The Operating Partnership will use such proceeds to repay indebtedness or for general purposes.

                             PLAN OF DISTRIBUTION

The Common Shares acquired under the Plan are being sold directly by the Company. The Company may sell Common Shares to owners of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. Such shares, including shares acquired pursuant to Requests for Waiver granted with respect to the optional cash investment feature of the Plan, may be resold in market transactions (including coverage of short positions) on any national securities exchange on which Common Shares trade or in privately negotiated transactions. These exchanges include the NYSE, the national exchange on which the Common Shares are currently listed. The difference between the price such owners pay to the Company for Common Shares acquired under the Plan after deduction of the applicable Discount, if any, and the price at which such shares are resold, may be deemed to constitute underwriting commissions received by such owners in connection with such transactions. The Company does not have any formal or informal understanding with any such owners. The Company reserves the right to exclude from participation in the Plan persons who use the Plan to engage in short-term trading activities that cause alterations in the trading volume of the Common Shares.

The Company will pay any expenses incurred in connection with purchases of Common Shares under the Plan. Participants that request the sale of any of their Common Shares held in the Plan must pay a fee initially equal to $10.00 per transaction plus $.12 per share plus any applicable taxes and, if the sale is effected through a broker-dealer, a commission.

Common Shares may not be available under the Plan in all states. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any Common Shares or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

                                 LEGAL MATTERS

Certain legal matters in connection with the validity of the Common Shares offered hereby have been passed upon for the Company by Hunton & Williams, Richmond, Virginia, who have relied on the opinion of Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland, with respect to matters of Maryland law.

                                    EXPERTS

The consolidated financial statements of the Company as of December 31, 1997 and 1996 and for the year ended December 31, 1997 and the period October 22, 1996 (inception of operations) to December 31, 1996 and the combined financial statements of the Predecessor Company as of December 31, 1995 and the period January 1, 1996 to October 21, 1996 and the year ended December 31, 1995 are included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and incorporated by reference herein. The combined statements of revenue and certain operating expenses for the Newport National Properties and the Silicon Valley Properties for the year ended December 31, 1996 and the statement of revenue and certain operating expenses for the Carrara Place Property for the year ended June 30, 1997 are included in the Company's Current Report on Form 8-K dated February 5, 1998 and incorporated by reference herein. These reports have been incorporated herein in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                          FORWARD-LOOKING INFORMATION

     This Prospectus, any Prospectus Supplement and the documents incorporated by reference herein may contain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including, without limitation, statements containing the words "believes," "anticipates," "expects" and words of similar import. Such forward-looking statements relate to future events, the future financial performance of the company, and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company or industry to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Prospective investors should specifically consider the various factors identified in the Prospectus, any Prospectus Supplement, and the documents incorporated by reference herein, which could cause actual results to differ, including particularly those discussed in the section entitled "Risk Factors." The Company disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

                                    GLOSSARY


"Administrator"          First Chicago Trust Company of New York or such
                         successor administrator as the Company may designate.

"Beneficial Owner"       Shareholder whose Common Shares are registered in the
                         stock transfer books of the Company in a name other than his or her name.

"Business Day"           Any day other than Saturday, Sunday or a legal holiday
                         on which the NYSE is closed or on which the Administrator is authorized or obligated by law to close.

"B/N Form"               Broker and Nominee Form.

"Common Shares"          Common shares of beneficial interest, par value $.01
                         per share, of the Company.

"Daily Price"            The average of the high and low trading prices of the
                         Common Shares on a day on NYSE, rounded to three decimal places.

"Discount"               Discount between 0% and 5% of the purchase price as
                         established, at the sole discretion of the Company, each month at least three Trading Days prior to the first day of the applicable Investment Period; provided, however, that in no event shall the Discount be set such that the purchase price for a Common Share is less than 95% of its Tax FMV.

"Initial Investor"       Person other than a Participant making an optional cash
                         investment in the Common Shares.

"Investment Date"        Date on which optional cash investments are to be
                         invested and any dividends are to be reinvested. With respect to optional cash investments not exceeding
                         $2,500, the last Trading Day of the Investment Period is the Investment Date, and with respect to optional cash investments exceeding $2,500 pursuant to a Request for Waiver that has been granted by the Company, each Trading Day of the period is an Investment Date for one-twelfth of the investment.

"Investment Period"      A period encompassing the first 12 Trading Days of each
                         month, in which, with respect to optional cash investments not exceeding $2,500, the last Trading Day of the period is the Investment Date and in which, with respect to optional cash investments exceeding $2,500 pursuant to a Request for Waiver that has been granted by the Company, each Trading Day of the period is an Investment Date with respect to 1/12 of such optional cash investment.

"Participant"            Registered holder or beneficial owner of Common Shares
                         under the Plan.

"Plan Shares"            Common Shares that have been credited to the
                         Participant's account pursuant to dividend reinvestment or optional cash investment.

"Preferred Shares"       Preferred shares of beneficial interest, par value $.01
                         per share, of the Company.

"Registered Holder"      Shareholder whose Common Shares are registered in the
                         stock transfer books of the Company in his or her name.

"Request for Waiver"     Request that the Company waive the maximum requirement
                         for optional cash investments of $2,500 per month.

"Tax FMV"                Daily Price of a Common Share on the applicable
                         Investment Date.

"Threshold Price"        Minimum price that the Daily Price must meet in order
                         to consider prices from such Trading Day in determining the purchase price of Common Shares purchased with optional cash investments pursuant to a Request for Waiver.

"Trading Day"            Day on which trades in Common Shares are reported on
                         NYSE.


NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                  SCHEDULE A

                           OPTIONAL CASH INVESTMENTS

Threshold Price          Record Date and
     and                  Optional Cash           Investment Period        Investment Period
Discount Set Date      Investment Due Date        Commencement Date        Conclusion Date
-----------------      -------------------        -----------------        -----------------
August 27, 1998        August 31, 1998            September 1, 1998        September 17, 1998
September 28, 1998     September 30, 1998         October 1, 1998          October 16, 1998
October 28, 1998       October 30, 1998           November 2, 1998         November 17, 1998
November 25, 1998      November 30, 1998          December 1, 1998         December 16, 1998
December 29, 1998      December 31, 1998          January 4, 1999          January 20, 1999
January 27, 1999       January 29, 1999           February 1, 1999         February 17, 1999
February 24, 1999      February 26, 1999          March 1, 1999            March 16, 1999
March 29, 1999         March 31, 1999             April 1, 1999            April 19, 1999
April 28, 1999         April 30, 1999             May 3, 1999              May 18, 1999
May 26, 1999           May 28, 1999               June 1, 1999             June 16, 1999
June 28, 1999          June 30, 1999              July 1, 1999             July 19, 1999
July 28, 1999          July 30, 1999              August 2, 1999           August 17, 1999
August 27, 1999        August 31, 1999            September 1, 1999        September 17, 1999
September 28, 1999     September 30, 1999         October 1, 1999          October 18, 1999
October 27, 1999       October 29, 1999           November 1, 1999         November 16, 1999
November 26, 1999      November 30, 1999          December 1, 1999         December 16, 1999
December 29, 1999      December 31, 1999          January 3, 2000          January 19, 2000
January 27, 2000       January 31, 2000           February 1, 2000         February 16, 2000
February 25, 2000      February 29, 2000          March 1, 2000            March 16, 2000
March 29, 2000         March 31, 2000             April 3, 2000            April 18, 2000
April 26, 2000         April 28, 2000             May 1, 2000              May 16, 2000
May 26, 2000           May 31, 2000               June 1, 2000             June 16, 2000
June 28, 2000          June 30, 2000              July 3, 2000             July 19, 2000
July 27, 2000          July 31, 2000              August 1, 2000           August 16, 2000

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Available Information.....................................................  5

Incorporation of Certain Documents by Reference...........................  5
The Company...............................................................  7

Description of the Plan...................................................  7
  Purpose.................................................................  7
  Participation Options...................................................  7
  Benefits................................................................  8
  Restrictions............................................................  8
  Participation Eligibility...............................................  9
  Enrollment..............................................................  9
  Purchases............................................................... 12
  Certificates............................................................ 16
  Sale of Common Shares................................................... 16
  Reports................................................................. 17
  Withdrawal.............................................................. 17
  Taxes................................................................... 17
  Other Provisions........................................................ 18

Use of Proceeds........................................................... 20

Plan of Distribution...................................................... 20

Legal Matters............................................................. 21

Experts................................................................... 21

Forward-Looking Information............................................... 21

Glossary.................................................................. 21

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses in connection with the offering are as follows:

          Securities and Exchange Commission registration fee..   $17,724
          Accounting fees and expenses.........................     3,000
          Professional fees and expenses.......................    10,000
          Miscellaneous........................................     4,276

               TOTAL...........................................   $35,000

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS


          The Maryland REIT Law permits a Maryland real estate investment trust to include in its Declaration of Trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Declaration of Trust of the Company contains such a provision which eliminates such liability to the maximum extent permitted by the Maryland REIT Law.

          The Declaration of Trust of the Company authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to
(a) any present or former Trustee or officer or (b) any individual who, while a Trustee of the Company and at the request of the Company, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as present or former shareholder. The Bylaws of the Company obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former Trustee or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a Trustee of the Company and at the request of the Company, serves or has served another real estate investment trust, corporation partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The Declaration of Trust and Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company. The Bylaws require the Company to indemnify a Trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

          Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as is permitted by the MGCL for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In accordance with the MGCL, the Bylaws of the Company require it, as a condition to advancing expenses, to obtain (a) a written affirmation by the Trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

ITEM 16.  EXHIBITS

4.1 *     Form of Common Shares Certificate.

4.2 *     Form of Amended and Restated Declaration of Trust of the Company.

4.3 * Articles Supplementary to the Amended and Restated Declaration of Trust Classifying and Designating the Series A Preferred Shares (filed as Exhibit 3.1 to the company's current Report on Form 8-K filed January 14, 1998).

4.4 Articles Supplementary to the Amended and Restated Declaration of Trust Classifying and Designating the Series B Preferred Shares (filed as Exhibit 3 to the company's Registration Statement on Form 8-K filed February 17, 1998).

4.5 *     Bylaws of the Company.

4.6 Rights Agreement, dated February 6, 1998, between the Company and First Chicago Trust Company of New York, as Rights Agent (filed as an Exhibit to the Company's Registration Statement on Form 8-A filed on February 17, 1998.

4.7       Form of Rights Certificate (included as Exhibit A to the Rights
          Agreement).

5.1       Opinion of Hunton & Williams.

23.1      Consent of Hunton & Williams (included in Exhibit 5.1).

23.2      Consent of Coopers & Lybrand L.L.P.

24 Power of Attorney (located on the signature page of this Registration Statement).

_______________________________
 * Filed as an Exhibit to the Company's Registration Statement on Form S-11, File No. 33-09863, as amended, and incorporated by reference herein.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that the undertakings set forth in subparagraphs (i) and
     (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that the in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant further hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Dallas, State of Texas, on the 22nd day of July, 1998.


                              Prentiss Properties Trust,
                              a Maryland real estate investment trust
                              (Registrant)


                              By:  /s/  Thomas F. August
                                   -------------------------------------------
                                             Thomas F. August
                                        President and Chief Operating Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Michael V. Prentiss, Thomas F. August and Gregory S. Imhoff, or any of them, his true and lawful attorney-in-fact, for him and in his name, place and stead, to sign any and all amendments (including post-effective amendments) to this Registration Statement, to sign any Registration Statements filed pursuant to Rule 462(b) of the Securities Act of 1933, and to cause the same to be filed with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite or desirable to be done in and about the premises as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact may do or cause to be done by virtue of these presents.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on the 22nd day of July, 1998 by the following persons in the capacities indicated.

               SIGNATURE                               TITLE
               ---------                               -----

/s/  Michael V. Prentiss
-------------------------------
          Michael V. Prentiss      Chairman of the Board and Chief Executive
                                   Officer (Principal Executive Officer)


/s/  Thomas F. August
-------------------------------
          Thomas F. August         President, Chief Operating Officer and
                                   Trustee


/s/  Thomas J. Hynes, Jr.
-------------------------------
          Thomas J. Hynes, Jr.     Trustee


/s/  Barry J. C. Parker
-------------------------------
          Barry J.C. Parker        Trustee


/s/  Leonard M. Riggs, Jr.
-------------------------------
          Leonard M. Riggs, Jr.    Trustee


/s/  Ronald G. Steinhart
-------------------------------
          Ronald G. Steinhart      Trustee

/s/  Lawrence A. Wilson
-------------------------------
          Lawrence A. Wilson       Trustee


/s/  Mark R. Doran
-------------------------------
          Mark R. Doran            Executive Vice President, Chief Financial
                                   Officer and  Treasurer (Principal Financial
                                   Officer)

/s/  Richard J. Bartel
-------------------------------
          Richard J. Bartel        Executive Senior Vice President--Financial
                                   Operationsand Administration, and Chief
                                   Administrative Officer (Principal Accounting
                                   Officer)

                                 EXHIBIT INDEX

EXHIBIT
NUMBER    EXHIBIT                                                          PAGE
------    -------                                                          ----

4.1*      Form of Common Shares Certificate.

4.2*      Form of Amended and Restated Declaration of Trust of the Company.

4.3* Articles Supplementary to the Amended and Restated Declaration of Trust Classifying and Designating the Series A Preferred Shares (filed as Exhibit 3.1 to the company's current Report on Form 8-K filed January 14, 1998).

4.4 Articles Supplementary to the Amended and Restated Declaration of Trust Classifying and Designating the Series B Preferred Shares (filed as Exhibit 3 to the company's Registration Statement on Form 8-K filed February 17, 1998).

4.5*      Bylaws of the Company.

4.6 Rights Agreement, dated February 6, 1998, between the Company and First Chicago Trust Company of New York, as Rights Agent (filed as an Exhibit to the Company's Registration Statement on Form 8-A filed on February 17, 1998.

4.7       Form of Rights Certificate (included as Exhibit A to the Rights
          Agreement).

5.1       Opinion of Hunton & Williams.

23.1      Consent of Hunton & Williams (included in Exhibit 5.1).

23.2      Consent of Coopers & Lybrand L.L.P.

24 Power of Attorney (located on the signature page of this Registration Statement).

_______________________________
* Filed as an Exhibit to the Company's Registration Statement on Form S-11, File No. 33-09863, as amended, and incorporated by reference herein.